Markman MultiFund Trust
6600 France Avenue South, Suite 485
Edina, Minnesota 55435

September 12, 2008

Ladies and Gentlemen:

We have acted as counsel for the Markman MultiFund Trust, a Massachusetts business trust (the "Trust"), in connection with the issuance by the Trust of an unlimited number of shares of beneficial interest of the Trust (the "Shares"). We have participated in the preparation of Post-Effective Amendment No. 23 to the Trust's Registration Statement (the "Registration Statement") on Form N-1A relating to the Shares of the Markman Global Build-Out Fund to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended ("1933 Act"), on or about September 15, 2008.

        We have, as counsel, participated in various business and other proceedings relating to the Trust. We have examined and relied upon the originals, or copies, either certified or otherwise identified to our satisfaction, of the Trust’s Agreement and Declaration of Trust dated September 7, 1994 (“Declaration of Trust”), its By-Laws, and other documents relating to the Trust’s organization and operation, and have made such other investigations, as in our judgment are necessary or appropriate to enable us to render the opinions expressed below. We are admitted to the Bar of The Commonwealth of Massachusetts and are familiar with the laws of the State of Massachusetts.

         Based upon the foregoing and subject to the qualifications set forth herein, we hereby advise you that, in our opinion:

1.	The Trust is validly existing as a Trust with transferable shares under the laws of The Commonwealth of Massachusetts.

2.
The Trust is authorized to issue an unlimited  number of shares of beneficial interest, the Shares have been duly and validly authorized by all action of the Trustees of the Trust, and no action of the shareholders of the Trust is required in such connection.

3.
The Shares, when issued in accordance with the Trust's Declaration of Trust and By-Laws, will be legally issued, fully paid and non-assessable by the Trust, subject to compliance with the 1933 Act, the Investment Company Act of 1940, as amended, and applicable state laws regulating the offer and sale of securities.

         We understand that this opinion is to be used in connection with the registration of the Shares for offering and sale pursuant to the 1933 Act. We consent to the filing of this opinion with and as a part of the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Sullivan & Worcester LLP

SULLIVAN & WORCESTER LLP